Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)

Registration Statements (Form S-8 Nos. 333-125518, 333-133357, 333-142844, 333-150730, 333-159021, 333-166760, 333-171626, 333-178947, 333-185940 and 333-193391) pertaining to the 1999 Stock Plan, the 2005 Equity Incentive Plan, the 2005 Non-Employee Directors’ Stock Option Plan and the 2005 Employee Stock Purchase Plan of XenoPort, Inc., the New Hire Option Agreements between each of Vincent J. Angotti and David A. Stamler, M.D. and XenoPort, Inc., the New Hire Stock Unit Award Agreements between each of Vincent J. Angotti and David A. Stamler, M.D. and XenoPort, Inc. and the 2010 Inducement Award Plan, and

(2)	Registration Statement (Form S-3 No. 333-189933) of XenoPort, Inc. and in the related Prospectus;

of our reports dated February 28, 2014, with respect to the financial statements of XenoPort, Inc. and the effectiveness of internal control over financial reporting of XenoPort, Inc. included in this Annual Report (Form 10-K) of XenoPort, Inc. for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Redwood City, California

February 28, 2014